Exhibit 10.1

Amendment to Credit Agreement

This agreement is dated as of March 27, 2009, by and between Flexsteel Industries, Inc. (the “Borrower”) and JPMorgan Chase Bank, N.A. (together with its successors and assigns the “Bank”). The provisions of this agreement are effective on the date that this agreement has been executed by all of the signers and delivered to the Bank (the “Effective Date”).

WHEREAS, the Borrower and the Bank entered into a credit agreement dated June 25, 2007, as amended (if applicable) (the “Credit Agreement”); and

WHEREAS, the Borrower has requested and the Bank has agreed to amend the Credit Agreement as set forth in this agreement;

NOW, THEREFORE, in mutual consideration of the agreements contained herein and for other good and valuable consideration, the parties agree as follows:

1.	DEFINED TERMS. Capitalized terms used in this agreement shall have the same meanings as in the Credit Agreement, unless otherwise defined in this agreement.

2.	MODIFICATION OF CREDIT AGREEMENT. The Credit Agreement is hereby amended as follows:

2.1	From and after the Effective Date, the provision in the Credit Agreement captioned “1.2 Facility A (Line of Credit).” is hereby amended and restated to read as follows:

1.2                  Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $15,000,000.00 in the aggregate at any one time outstanding (“Facility A”). Credit under Facility A shall be repayable as set forth in a Line of Credit Note executed concurrently with this agreement, and any renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor.

Non Usage Fee. The Borrower shall pay to the Bank a non-usage fee calculated on the average daily unused portion of Facility A at a rate of 0.125% per annum, payable in arrears within thirty (30) days of the end of each calendar quarter for which the fee is owing. The Bank may begin to accrue the foregoing fee on the date the Borrower signs or otherwise authenticates this agreement.

Letters of Credit. At any time the Borrower is entitled to an advance under Facility A, the Bank agrees to issue letters of credit for the amount of the Borrower and/or DMI until the maturity date of Facility A, provided that (a) the aggregate maximum available amount which is drawn and unreimbursed or may be drawn under all letters of credit which are outstanding at any time, including without limitation all letters of credit issued for the account of the Borrower and/or DMI which are outstanding on the date of this agreement, shall not exceed $100,000.00, (b) the issuance of any letter of credit with an expiration date beyond the maturity date of Facility A, shall be entirely at the discretion of the Bank, (c) any letter of credit shall be a commercial letter of credit and the form of the requested letter of credit shall be satisfactory to the Bank, in the Bank’s sole discretion, and (d) the Borrower and DMI shall have executed an application and reimbursement agreement for any letter of credit in the Bank’s standard form. While any Letter of Credit is outstanding, the maximum amount of advances that may be outstanding under the Line of Credit Note shall be automatically reduced by the L/C Obligations. The Borrower shall pay the Bank a fee (the “L/C Fee”) for each commercial letter of credit that is issued, equal to 1.50% of the original maximum available amount of such commercial Letter of Credit, payable in arrears for each calendar quarter within ten (10) days of billing by the Bank. No credit shall be given for the feed paid due to early termination of any letter of credit. The Borrower shall also pay the Bank’s standard transaction fees with respect to any transactions occurring on an account of any letter of credit. Each fee shall be payable when the related letter of credit is issued, and transaction fees shall be payable upon completion of the transaction as to which they are charged. All fees may be debited by the Bank to any deposit account of the Borrower carried with the Bank without further authority and, in any event, shall be paid by the Borrower within ten (10) days following billing. The Bank is authorized, but not obligated to make an advance under the Line of Credit Note without notice to the Borrower, to make payment on a drawing under any Letter of Credit. The aggregate principal amount of advances outstanding at any one time under the Line of Credit Note (and any and all renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor) evidencing Facility A plus the aggregate amount of L/C Obligations outstanding at any time (the “Aggregate Outstanding Amount”) shall not exceed the maximum amount of Facility A. If the Aggregate Outstanding Amount still exceeds the maximum amount of Facility A after the Line of Credit Note balance is reduced to zero (that is, L/C Obligations exceed the maximum amount of Facility A), the Borrower shall provide cash collateral to the Bank for the L/C Obligations in an amount sufficient to eliminate the excess. References in this agreement to the principal amount outstanding under the Credit Facility A (including, without limitation, the reference in Section 1.5 to “the aggregate principal amount of advances outstanding under Facility A”) shall be deemed to include L/C Obligations.

2.2	From and after the Effective Date, the provision in the Credit Agreement captioned “1.3 Facility B (Line of Credit).” is hereby amended and restated to read as follows:

1.3                   Facility B (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $10,000,000.00 in the aggregate at any one time outstanding (“Facility B”). Credit under Facility B shall be repayable as set forth in a Line of Credit Note executed concurrently with this agreement, and any renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor.

Non Usage Fee. The Borrower shall pay to the Bank a non-usage fee calculated on the average daily unused portion of Facility B at a rate of 0.25% per annum, payable in arrears within thirty (30) days of the end of each calendar quarter for which the fee is owing. The Bank may begin to accrue the foregoing fee on the date the Borrower signs or otherwise authenticates this agreement.

2.3	From and after the Effective Date, the following provision is hereby added to Section 1 of the Credit Agreement:

1.5                   Borrowing Base. The aggregate principal amount of advances outstanding at any one time under the Line of Credit Note (and any and all renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor) evidencing Facility A and Facility B (the “Aggregate Outstanding Amount”) shall not exceed the Borrowing Base or the maximum principal amount then available under Facility A and Facility B, whichever is less (the “Maximum Available Amount”). If at any time the Aggregate Outstanding Amount exceeds the Maximum Available Amount, the Borrower shall immediately pay the Bank an amount equal to such excess. “Borrowing Base” means the aggregate of:

80% of the book value of all Eligible Accounts; plus

50% of cost (determined using the first-in, first-out method of inventory accounting), of all Eligible Inventory; provided, however, that if the Bank elects to obtain an appraisal at any time for any Inventory, the amount included in the Borrowing Base due to Eligible Inventory shall be reduced (but not in any event increased) to an amount equal to 50% of the appraised value of such Inventory as determined by such appraisal.

2.4	From and after the Effective Date the following definitions are hereby added to Section 2 of the Credit Agreement:

2.14      “Account” means a trade account, account receivable, other receivable, or other right to payment for goods sold or leased or services rendered.

2.15	“Account Debtor” means the Person obligated on an Account.

2.16      “Eligible Accounts” means, at any time, all of the Borrower’s Accounts in which the Bank has a first priority continuing perfected Lien and which are earned and invoiced within thirty (30) days of being earned and which contain selling terms and conditions satisfactory to the Bank, are payable on ordinary trade terms, and are not evidenced by a promissory note, other instrument or chattel paper. The net amount of any Eligible Account against which the Borrower may borrow shall exclude all returns, discounts, credits, and offsets of any nature, and all reserves established in accordance with GAAP, consistently applied. Unless otherwise agreed to by the Bank in writing, Eligible Accounts do not include Accounts: (1) which are not owned by the Borrower free and clear of all Liens, constructive trust, statutory priorities not in favor of the Bank, and claims of Persons other than the Bank; (2) with respect to which the Account Debtor is an Affiliate of the Borrower or otherwise affiliated with or related to the Borrower, including without limitation, any employee, officer, director, Equity Owner or agent of the Borrower; (3) with respect to which goods are placed on consignment, guaranteed sale, bill-and-hold, sale-and-return, sale on approval, cash-on-delivery or other terms by reason of which the payment by the Account Debtor may be conditional; (4) with respect to which the Account Debtor is not a resident of the United States, except to the extent such Accounts are otherwise Eligible Accounts and are supported by insurance, bonds or other assurances satisfactory to the Bank; (5) subject to the U.S. Office of Foreign Asset Control Special Designated Nationals and Blocked Person’s List, or with respect to which the Account Debtor is otherwise a Person with whom the Borrower or the Bank is prohibited from doing business by any applicable Legal Requirement; (6) which are not payable in U.S. Dollars; (7) with respect to which the Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to the Borrower; (8) which are subject to dispute, counterclaim, deduction, withholding, defense, or setoff; (9) with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor, or which otherwise constitute pre-billed Accounts; (10) which constitute retainage, or are bonded Accounts;; (11) of any Account Debtor who is the subject of any state or federal bankruptcy, insolvency, or debtor-in-relief acts, or who has had appointed a trustee, custodian, or receiver for the assets of such Account Debtor, or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due; (12) with respect to which the Account Debtor is the United States government or any department or agency of the United States; (13) otherwise determined to be ineligible by the Bank and (14) which have not been paid in full within sixty (60) days from the due date.

2.17      “Eligible Inventory” means, at any time, all of the Borrower’s Inventory in which the Bank has a first priority continuing perfected Lien except Inventory which is: (1) not owned by it free and clear of all Liens except in favor of the Bank, and claims of Persons other than the Bank; (2) slow moving, obsolete, unsalable, damaged, defective, perishable, or unfit for further processing; (3) work in process; (4) subject to consignment or otherwise in the possession of another Person, unless otherwise agreed to by the Bank in writing; (5) in transit or located outside of the United States; (6) identified to be purchased under a contract under which it has received, or is entitled to receive, an advance payment; (7) ineligible due to licensing, intellectual property, or any Legal Requirements that would make it difficult to sell, lease or use such Inventory; (8)comprised of samples, returns, rejected items, re-work items, non-standard items, odd-lots, or repossessed goods; (9) produced in violation of applicable Legal Requirements, including the Fair Labor Standards Act and the regulations and orders of the Department of Labor.

2.18      “Inventory” means raw materials, work in process, finished goods, merchandise, parts and supplies, of every kind and goods held for sale or lease or furnished under contracts of service and all documents of title, warehouse receipts, bills of lading, and all other documents of every type covering all or any part of the foregoing.

2.5	From and after the Effective Date, the following provisions are hereby added to Section 4.5 of the Credit Agreement:

E.         Within forty-five (45) days after and as of the end of each calendar quarter, except the calendar quarter ending on any June 30th, and for any calendar quarter ending on June 30th, within ninety (90) days after and as of the end of that calendar quarter, a borrowing base certificate, in form and detail satisfactory to the Bank, along with such supporting documentation as the Bank may request.

F.         Within forty-five (45) days after and as of the end of each calendar month, except the calendar month ending on any June 30th, and for any calendar month ending on June 30th, within ninety (90) days after and as of the end of that calendar month, a Monthly and Year to Date Shipment and Profit Analysis Report, in form and detail satisfactory to the Bank, along with such supporting documentation as the Bank may request.

2.6	From and after the Effective Date, the provision in the Credit Agreement captioned “5.2.J. is hereby amended and restated to read as follows:

J.

EBITDA/Interest Ratio. Permit as of any Test Period, its ratio determined on a consolidated basis for Borrower and its Subsidiaries, of (i) net income, plus amortization, depreciation, interest expense, income taxes, and the aggregate amount of all expenses related to options, (employee stock option plans or employee stock purchase plans which reduce net income), all computed for the Test Period then ending, to (ii) interest expense, computed for the same such Test Period, to be less than the ratio specified below for any such Test Period: for the Test Period ending on June 30, 2009, 2.00 to 1.00; for the Test Period ending on September 30, 2009, 2.25 to 1.00; for the Test Period ending on December 31, 2009, 2.50 to 1.00; for the Test Period ending on March 31, 2010, 2.75 to 1.00; and for the Test Period ending on June 30, 2010, and for each Test Period ending thereafter, 3.00 to1.00. As used in this subsection, the term “Test Period” means a period of four consecutive fiscal quarters.

2.7	From and after the Effective date, the provision in the Credit Agreement captioned “5.2.K. Funded Debt to EBITDA Ratio.” is hereby deleted.

3.	RATIFICATION. The Borrower ratifies and reaffirms the Credit Agreement and the Credit Agreement shall remain in full force and effect as modified by this agreement.

4.

BORROWER REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants that (a) the representations and warranties contained in the Credit Agreement are true and correct in all material respects as of the date of this agreement, (b) no condition, event, act or omission which could constitute a default or an event of default under the Credit Agreement, as modified by this agreement, or any other Related Document exists, and (c) no condition, event, act or omission has occurred and is continuing that with the giving of notice, or the passage of time or both, would constitute a default or an event of default under the Credit Agreement, as modified by this agreement, or any other Related Document.

5.

FEES AND EXPENSES. The Borrower agrees to pay all fees and out-of-pocket disbursements incurred by the Bank in connection with this agreement, including legal fees incurred by the Bank in the preparation, consummation, administration and enforcement of this agreement.

6.	EXECUTION AND DELIVERY. This agreement shall become effective only after it is fully executed by the Borrower and the Bank.

7.

ACKNOWLEDGEMENTS OF BORROWER / RELEASE. The Borrower acknowledges that as of the date of this agreement it has no offsets with respect to all amounts owed by the Borrower to the Bank arising under or related to the Credit Agreement, as modified by this agreement, or any other Related Document on or prior to the date of this agreement. The Borrower fully, finally and forever releases and discharges the Bank, its successors and assigns and their respective directors, officers, employees, agents and representatives (each a “Bank Party”) from any and all claims, causes of action, debts, demands and liabilities, of whatever kind or nature, in law or in equity, of the Borrower, whether now known or unknown to the Borrower, which may have arisen in connection with the Credit Agreement or the actions or omissions of any Bank Party related to the Credit Agreement on or prior to the date hereof. The Borrower acknowledges and agrees that this agreement is limited to the terms outlined above, and shall not be construed as an agreement to change any other terms or provisions of the Credit Agreement. This agreement shall not establish a course of dealing or be construed as evidence of any willingness on the Bank’s part to grant other or future agreements, should any be requested.

8.

INTEGRATION, ENTIRE AGREEMENT, CHANGE, DISCHARGE, TERMINATION, OR WAIVER. The Credit Agreement, as modified by this agreement, and the other Related Documents contain the complete understanding and agreement of the Borrower and the Bank in respect of the Credit Facilities and supersede all prior understandings and negotiations. No provision of the Credit Agreement, as modified by this agreement, or the other Related Documents, may be changed, discharged, supplemented, terminated, or waived except in a writing signed by the party against whom it is being enforced.

9.

Governing Law and Venue. This agreement shall be governed by and construed in accordance with the laws of the State of Indiana (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of Indiana, as the Bank in its sole discretion may elect. By the execution and delivery of this agreement, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Indiana is not a convenient forum or the proper venue for any such suit, action or proceeding.

10.

NOT A NOVATION. This agreement is a modification only and not a novation. Except as expressly modified by this agreement, the Credit Agreement, any other Related Documents, and all the terms and conditions thereof, shall be and remain in full force and effect with the changes herein deemed to be incorporated therein. This agreement is to be considered attached to the Credit Agreement and made a part thereof. This agreement shall not release or affect the liability of any guarantor of any promissory note or credit facility executed in reference to the Credit Agreement or release any owner of collateral granted as security for the Credit Agreement. The validity, priority and enforceability of the Credit Agreement shall not be impaired hereby. To the extent that any provision of this agreement conflicts with any term or condition set forth in the Credit Agreement, or any other Related Documents, the provisions of this agreement shall supersede and control. The Bank expressly reserves all rights against all parties to the Credit Agreement and the other Related Documents.

Borrower:
Flexsteel Industries, Inc.
By:	/s/ Timothy E. Hall
	Timothy E. Hall	C.F.O.
	Printed Name	Title
Date Signed:	March 27, 2009

Bank:
JPMorgan Chase Bank, N.A.
By:	/s/ Kyle S. Middleton
	Kyle S. Middleton	Vice President
	Printed Name	Title
Date Signed:	March 27, 2009